Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of the Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A (the “Registration Statement”), of our report dated October 28, 2005, relating to the financial statements and financial highlights which appear in the August 31, 2005 Annual Report to Shareholders of the following portfolios of the Trust for Credit Unions: Money Market Portfolio, Ultra-Short Duration Government Portfolio, and Short Duration Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Highlights” in the Prospectus, and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Boston, Massachusetts
December 23, 2005